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Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BRIDGEPOINT EDUCATION, INC.

        The undersigned DOES HEREBY CERTIFY as follows:

        The Certificate of Incorporation of Bridgepoint Education, Inc.(f/k/a TeleUniversity, Inc.) (the "Corporation") was filed in the office of the Secretary of State of the State of Delaware on May 21,1999, was amended by the filing of the Certificate of Amendment of Certificate of Incorporation of TeleUniversity, Inc. in such office on January 24, 2001, was amended and restated by the filing of the Amended and Restated Certificate of Incorporation of TeleUniversity Inc. in such office on November 25, 2003, was further amended by the filing of the Certificate of Amendment to the Certificate of Incorporation of TeleUniversity, Inc. in such office on February 5, 2004, was amended and restated by the filing of the Second Amended and Restated Certificate of Incorporation of Bridgepoint Education, Inc. in such office on March 30, 2005, was amended and restated by the filing of the Third Amended and Restated Certificate of Incorporation of Bridgepoint Education, Inc. in such office on July 27, 2005, and is hereby amended and restated pursuant to Section 242 and Section 245 of the Delaware General Corporation Law. All amendments to the Certificate of incorporation reflected herein have been duly proposed by the Board of Directors of the Corporation and duly adopted by the stockholders of the Corporation by written consent in accordance with the provisions of such Sections and Section 228 of the Delaware General Corporation Law.

        This Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation. The text of the Certificate of Incorporation is amended to read as herein set forth in full:

ARTICLE I.    NAME

        The name of the Corporation is Bridgepoint Education, Inc.

 ARTICLE II.    ADDRESS

        The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle, 19808. The Registered Agent in charge thereof is CorpAmerica, Inc.

ARTICLE III.    PURPOSE

        The nature of the businesses or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV.    CAPITALIZATION

        Section 4.01.    Authorized Shares.    The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Nineteen Million Eight Hundred Fifty Thousand (319,850,000) shares which shall consist of: (i) Three Hundred Million (300,000,000) shares of Common Stock, par value of one cent ($0.01) per share (the "Common Stock") and (ii) Nineteen Million Eight Hundred Fifty Thousand (19,850, 000) shares of Series A Convertible Preferred Stock, par value of one cent ($0.01) per share (the "Series A Preferred Stock"). In the event the Corporation issues shares of Series A Preferred Stock on different dates, the Corporation shall designate such shares issued on the first issuance date (the "Initial Issuance Date") as the Series A-1 Preferred Stock and shall designate any such shares issued on any subsequent issuance date with a consecutive number.

        Section 4.02.    Series A Preferred Stock.    The relative powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon, the Series A Preferred Stock, are as follows:

          (a)    Dividends.

              (i)  In the event the Corporation shall declare, set aside or pay any dividend on the Common Stock (other than dividends payable solely in additional shares of Common Stock), the holders of Series A Preferred Stock shall be entitled to receive, when and as such dividends are declared, set aside or paid, by the Board of Directors of the Corporation (the "Board of Directors"), out of funds legally available therefor, dividends per share equal to the amount such holders would have received had such holder converted his or its Series A Preferred Stock into Common Stock pursuant to Section 4.02(d) hereof immediately prior to the record date for determining the stockholders eligible to receive such dividends.

             (ii)  Except as set forth in Section 4.02(a)(i) hereof, (i) the holders of Series A Preferred Stock shall not be entitled to any dividends and (ii) the Corporation shall not declare, set aside or pay any dividends to the holders of the Common Stock or any other stock ranking with respect to dividends or on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock").

          (b)    Liquidation, Dissolution or Winding Up.

              (i)  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Junior Stock, an amount (the "Liquidation Preference") equal to the sum of (A) the Accreted Value (as defined below) per share plus (B) any dividends declared but unpaid on the shares of Series A Preferred Stock. For purposes hereof, the term "Accreted Value" shall mean an amount equal to the sum of the Stated Value plus 8% per annum of the Stated Value (which shall commence to accrue on the date of issuance of such share and shall be cumulative and compound annually, computed on a daily basis of the actual number of days elapsed in a 360-day year), and the term "Stated Value" shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, stall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. At the option of the holder of shares of Series A Preferred Stock, the Accreted Value shall be payable in shares of Common Stock or cash.

             (ii)  After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Series A Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Series A Preferred Stock, Common Stock and any other class or series of stock entitled to participate in liquidation distributions with the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each (assuming, to the extent applicable, conversion into Common Stock of all such shares).

            (iii)  The merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation (in either case in which the stockholders of record of the Corporation shall own less than 50% of the voting securities of the surviving corporation), the sale of all or substantially all the assets of the Corporation or the sale of securities of the Corporation representing more than 50% of the voting securities of the Corporation (other than pursuant to a Qualified Public Offering (defined below) or a sale to Warburg Pincus Private Equity VIII, L.P. or its successors or assigns (collectively, "Warburg Pincus")) shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.02(b) (each, a "Liquidity Event"). Upon payment of all amounts due under this Section 4.02(b), the holder of any shares of Series A Preferred Stock shall have no further rights in respect of such shares.

            (iv)  In the event a holder of shares of Series A Preferred Stock elects to receive the Accreted Value in shares of Common Stock pursuant to the terms of Section 4.02(b)(i), the number of shares of Common Stock to be issued in payment of the Accreted Value with respect to each outstanding share of Series A Preferred Stock shall be determined by dividing the Accreted Value per share that would have been payable had such Accreted Value been paid in cash by the Fair Market Value (as defined below) of a share of Common Stock. To the extent that any such issuance would result in the issuance of a fractional share of Common Stock (which shall be, determined with respect to the aggregate number of shares of Common Stock held of record by each holder) then the amount of such fraction multiplied by the Fair Market Value of a share of Common Stock shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible). For purposes hereof, the term "Fair Market Value" with respect to Common Stock shall mean (1) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (2) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors.

          (c)    Voting.

              (i)  Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 4.02(d) hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Sections 4.02(c)(ii), 4.02(c)(iii) and 4.02(c)(iv) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

             (ii)  In addition to any other rights provided by law, until a Qualified Public Offering, the Corporation shall not, nor permit any of its subsidiaries to, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock:

              (A)  amend or repeal any provision of this Fourth Amended and Restated Certificate of Incorporation (thus "Restated Certificate") or by-laws, including without limitation a change in the number of members of the Board of Directors;

              (B)  authorize or effect the payment of dividends or other distributions on any Junior Stock or the capital stock of any subsidiary (other than the payment of dividends by a wholly owned subsidiary of the Corporation to the Corporation or to another wholly owned subsidiary of the Corporation), or the redemption or repurchase of any capital stock or debt security of the Corporation or any subsidiary or rights to acquire capital stock or debt securities of the Corporation or any subsidiary (other than the repurchase of stock from employees of the Corporation or any subsidiaries pursuant to repurchase rights under vesting provisions related to the length of period of employment of such employees at purchase prices initially paid by such employees for such shares);

              (C)  authorize or effect the issuance by the Corporation or any subsidiary (other than to the Corporation) of any shares of capital stock or rights to acquire capital stock other than (1) pursuant to options, warrants, conversion or subscription rights in existence on the Initial Issuance Date, (2) pursuant to stock option, stock bonus or other employee stock plans for the benefit of the employees of the Corporation or any subsidiaries in existence as of such date or thereafter approved with the consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock or (3) shares of Common Stock issued upon conversion of any outstanding shares of Series A Preferred Stock;

              (D)  authorize or effect (1) any merger or consolidation or other reorganization of the Corporation or any subsidiary with or into another corporation, (2) the acquisition by the Corporation or any subsidiary of another entity by means of a purchase of all or substantially all of the capital stock or assets of such entity having an aggregate consideration of more than $500,000 or (3) a liquidation, winding up, dissolution or adoption of any plan for the same of the Corporation or any subsidiary;

              (E)  spend or commit to spend in excess of the amounts specified in the budget approved for each year by the Board of Directors in expenditures that are or should be classified as "capital expenditures" under U.S. generally accepted accounting principles;

              (F)  authorize or effect any sale, lease, transfer or other disposition of any assets of the Corporation or any subsidiary outside of the Corporation's or any subsidiary's ordinary course of business;

              (G)  enter into any joint venture, strategic alliance or partnership with a third party which requires an investment or expenditure of funds by the Company or any of its subsidiaries in excess of $100,000 in the aggregate or the granting of any exclusive license, including without limitation any intellectual property licenses, which has not been approved by the affirmative vote of the Board of Directors;

              (H)  approve any annual operating or capital budgets; provided however, such approval shall not be unreasonably withheld;

              (I)   approve any annual business or marketing plan; provided however, such approval shall not be unreasonably withheld;

              (J)   approve or effect any change in the Corporation's or any subsidiary's auditors;

              (K)  incur indebtedness in excess of $500,000 in the aggregate;

              (L)  authorize or effect the appointment, removal or any change in the terms of employment of the Chief Executive Officer, Chief Financial Officer, President, Vice President or any other executive officer of the Company, including Andrew Clark, Daniel Devine, Scott Turner, Wayne Clugston or David Vande Pol;

              (M) authorize or effect the institution or settlement of any litigation involving amounts in excess of $50,000; or

              (N)  commit to do any of the foregoing.

            (iii)  In the event (a "Default") that the Corporation fails for any reason to make any redemption payment required pursuant to Section 4.02(g) hereof, then, in any such case, upon written notice to the Corporation given at any time following and during the continuance of a Default, the holders of Series A Preferred Stock shall as a class become entitled to Special Voting Rights (as hereinafter defined). Failure by the holders of Series A Preferred Stock, to exercise their Special Voting Rights promptly upon the occurrence of a given Default shall not be deemed to be a waiver of such rights, such rights being exercisable at any time that a Default shall have occurred or be continuing.

            For purposes of this Section 4.02(c)(iii), the term "Special Voting Rights" shall mean the right to elect, upon the occurrence and during the continuance of a Default as provided in the foregoing paragraph, that number of additional directors (the "Default Directors") that will constitute a majority of the Board of Directors as it will be constituted following the election of such Default Directors.

            Immediately upon the accrual of the Special Voting Rights, the number of directors of the Corporation shall, ipso facto, be increased by the requisite number of Default Directors and each of the Default Directors shall be elected only by the vote of the holders of a majority of the Series A Preferred Stock, voting as a class. The holders of a majority of the Series A Preferred Stock may at their option at any time exercise the Special Voting Rights to elect each of the Default Directors either at a special meeting of the holders of Series A Preferred Stock or by written consent without a meeting in accordance with the Delaware General Corporation Law. Each Default Director shall serve for a term of one year and until his or her successor is elected and qualified. Upon the election of the Default Directors, the presence of a majority of the Default Directors shall be required for them to be a quorum at all meetings of the Board of Directors, and of any committees of the Board of Directors. Any vacancy in the position of a Default Director may be filled only by the holders of a majority of the Series A Preferred Stock. Each Default Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series A Preferred Stock called for such purpose, or the written consent, of the holders of a majority of the then outstanding shares of Series A Preferred Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent.

            (iv)  The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series A Preferred Stock.

          (d)    Optional Conversion.

              (i)  Each share of Series A Preferred Stock may be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing 0.7135947293 (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series A Preferred Stock) by the Conversion Price then in effect (the "Conversion Rate"), provided, however, that on any redemption of any Series A Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

             (ii)  The initial conversion price, subject to adjustment as provided herein, is equal to $0.07 (the "Conversion Price"). The initial Conversion Rate for the Series A Preferred Stock shall be 10.194210419. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

            (iii)  The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series A Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 4.02(d)(iii), be issuable upon conversion of any Series A Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, based on the Fair Market Value of a share of Common Stock at the time of conversion.

            (iv)  Whenever the Conversion Rate and Conversion Price shall be adjusted as provided in Section 4.02(e) hereof, the Corporation shall forthwith file at each office designated for the conversion of Series A Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record bolder of Series A Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 4.02(e)(vii) hereof, such notice shall be included as part of the notice required to be mailed under the provisions of Section 4.02(e)(vii) hereof.

             (v)  In order to exercise the conversion privilege, the holder of any Series A Preferred Stock to be converted shall surrender his or its certificate or certificates therefore to the principal office of the transfer agent for the Series A Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series A Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A Preferred Stock or shares of Common Stock upon conversion thereof if so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 4.02(d)(iii) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Series A Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Series A Preferred Stock not converted.

            (vi)  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be, sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and non-assessable shares of such Common Stock at such adjusted conversion price.

           (vii)  Upon any such conversion, the holder of any converted Series A Preferred Stock shall be entitled to receive an amount in cash equal to the Liquidation Preference with respect to such converted shares; provided, however, at the option of the holder of such converted Series A Preferred Stock, the Accreted Value of such converted shares shall be payable in shares of Common Stock or cash. In the event a holder of Series A Preferred Stock elects to receive the Accreted Value in shares of Common Stock pursuant to the terms of this 4.02(d)(vii), the number of shares of Common Stock to be issued in payment of the Accreted Value small be determined in accordance with Section 4.02(b)(iv).

          (viii)  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends thereon (whether or not declared). Any sharers of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

          (e)    Anti-Dilution Provisions

              (i)  The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 4.02(e). For purposes of this Section 4.02(e), the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the number of shares of Common Stock outstanding at such time on a fully diluted basis (including (x) all options, warrants and securities convertible into or exchangeable for shares of Common Stock and (y) without duplication, the number of shares of the Common Stock deemed to be outstanding under paragraphs 4.02(e)(ii)(1) to (9), inclusive, at such time).

             (ii)  Except as provided in Section 4.02(e)(iii) or 4.02(e)(v) hereof, if and whenever after July 27, 2005 (the "Series A Date"), the Corporation shall issue or sell, or shall in accordance with paragraphs 4.02(e)(ii)(1) to (9), inclusive, be deemed to have issued or sold any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale (the "Triggering Transaction"), the Conversion Price shall, subject to paragraphs (1) to (9) of this Section 4.02(e)(ii), be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by dividing:

              (A)  an amount equal to the sum of (x) the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction by the Conversion Price then in effect, plus (y) the consideration, if any, received by the Corporation upon consummation of such Triggering Transaction, by

              (B)  an amount equal to the sum of (x) the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction plus (y) the number of shares of Common Stock issued (or deemed to be issued in accordance with paragraphs 4.02(e)(ii)(1) to (9)) in connection with the Triggering Transaction.

            For purposes of determining the adjusted Conversion Price under this Section 4.02(e)(ii), the following paragraphs (1) to (9), inclusive, shall be applicable:

              (1)   In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shines of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than, the Conversion Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options or the exchange or conversion of such Convertible Securities, except as otherwise provided in paragraph (3) below.

              (2)   In case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (3) below.

              (3)   If the purchase price provided for in any Options referred to in paragraph (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (1) or (2) or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (including by reason of provisions designed to protect against dilution of the type set forth in this Section 4.42(e)), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

              (4)   On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

              (5)   In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

              (6)   In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the nonsurviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

              (7)   The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 4.02(e).

              (8)   In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

              (9)   For purposes of this Section 4.02(e), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

            (iii)  In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the Conversion Rate in effect immediately prior to such dividend or combination shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).

            (iv)  If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall have the right to acquire and receive upon conversion of the Series A Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock (but after and subject to the rights of holders of Senior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series A Preferred Stock at the Conversion Price then in effect. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series A Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

             (v)  If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Series A Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon conversion of the Series A Preferred Stock either the stock, securities or assets then issuable with respect to the Common Stock or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer. For purposes hereof the term "Affiliate" with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

            (vi)  The provisions of this Section 4.02(e) shall not apply to any Common Stock issued, issuable or deemed outstanding under paragraphs 4.02(e)(ii)(1) to (9) inclusive: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees of the Corporation or its subsidiaries in effect on the Series A Date or thereafter adopted by the Board of Directors and the holders of a majority of the Series A Preferred Stock, (ii) pursuant to options, warrants and conversion rights in existence on the Series A Date, or (iii) on conversion of the Series A Preferred Stock or the sale of any additional shares of Series A Preferred Stock.

           (vii)  In the event that:

              (A)  the Corporation shall declare any cash dividend upon its Common Stock,

              (B)  the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock,

              (C)  the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights,

              (D)  there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

              (E)  there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

    then, in connection with such event, the Corporation shall give to the holders of the Series A Preferred Stock:

              (1)   at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to votes in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

              (2)   in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place.

    Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (2) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case maybe. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address of each such holder as shown on the books of the Corporation.

          (viii)  If at any time or from time to time on or after the Series A Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights') pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price under Section 4.02(e)(ii) hereof, then each holder of Series A Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 4.02(e)(vii)) and upon the terms applicable to such Purchase Rights either:

              (A)  the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series A Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series A Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series A Preferred Stock specifically to request delivery of such rights; or

              (B)  in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day periods, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

            (ix)  If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 4.02(e) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 4.02(e) except in the case of a combination of shares of a type contemplated in Section 4.02(e)(iii) hereof and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 4.02(e)(iii) hereof.

          (f)    Mandatory Conversion.

              (i)  Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Price at any time upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public generally in which the net proceeds to the Corporation are not less than $25 million, and in which the shares of Common Stock are designated for trading on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange (heroin referred to as a "Qualified Public Offering"). In addition, each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such shares upon the vote to so convert of the holders of at least a majority of the shares of Series A Preferred Stock than outstanding.

             (ii)  All holders of record of shares of Series A Preferred Stock will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory conversion of all of such shares of Series A Preferred Stock pursuant to this Section 4.02(f). Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Series A Preferred Stock at such holder's address appearing on the stock register. On or before the date fixed for conversion, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4.02(f). On the date fixed for conversion, all rights with respect to the Series A Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted and payment of any accrued but unpaid dividends thereon (whether or not declared). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorneys duly authorized in writing. All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4.02(d)(iii) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (g)    Redemption.

              (i)  In the event the Corporation has not consummated a Liquidity Event or a Qualified Public Offering by the seven year anniversary of the Initial Issuance Date, following such anniversary date until the occurrence of such an event, the holders of a majority of the outstanding shares of Series A Preferred Stock may, by written notice given to the Corporation (a "Redemption Notice") require the Corporation to redeem any or all shares of Series A Preferred Stock held by such holders (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price in cash equal to the Liquidation Preference with respect to such share (such amount is hereinafter referred to as the "Redemption Price"). Such redemption shall occur within thirty (30) days of the date on which the Corporation receives the Redemption Notice (the "Redemption Date"). If the Corporation is unable at any Redemption Date to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws. Any failure to redeem the shares of Series A Preferred Stock on the applicable Redemption Date in accordance with this Section 4.02(g) (whether or not such redemption would violate the applicable laws of the State of Delaware) shall constitute a Default for purposes of Section 4.02(c)(iii) hereof:

             (ii)  In the event of any redemption of only a part of the then outstanding Series A Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series A Preferred Stock held on the date of notice of redemption).

            (iii)  At least thirty (30) days prior to each Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption

    Date and the date on which such holder's conversion rights (pursuant to Section 4.02(d) hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to each Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            (iv)  Except as provided in Section 4.02(g)(i) hereof the Corporation shall have no right to redeem the shares of Series A Preferred Stock. Any shares of Series A Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

        Section 4.03.    Common Stock.    The Common Stock shall be entitled to such rights and subject to such qualifications, limitations and restrictions as are, and shall be from time to time, provided in the Delaware General Corporation Law. Notwithstanding the foregoing or Section 242(b)(2) of the Delaware General Corporation Law, the holders of Common Stock and Preferred Stock shall vote together as one class on any amendment to Section 4.01 hereof to increase the number of authorized shares of Common Stock.

        Section 4.04.    Adjustments.    Any share number or dollar amount (including the dividend rate) set forth in this Article IV shall be appropriately adjusted in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series A Preferred Stock.

ARTICLE V.    INCORPORATOR

        The name and mailing address of the incorporator is as follows:

CorpAmerica, Inc.
30 Old Rudnick Lane
Dover, DE 19901

ARTICLE VI.    BY-LAWS

        In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors.

 ARTICLE VII.    ELECTION OF THE DIRECTORS

        Elections of directors need not be by written ballot.

 ARTICLE VIII.    INDEMNIFICATION OF DIRECTORS

          (i)  The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (ii)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all due circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (iii)  Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

        (iv)  The indemnification and other rights set forth in this Article VIII shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

         (v)  Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate inconsistent with Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article IX if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

        (vi)  No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, provided however, that the foregoing shall not eliminate or limit the liability of a director:

          (A)  for any breach of the directors duty of loyalty to the Corporation or its stockholders;

          (B)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (C)  under Section 174 of the Delaware General Corporation Law; or

          (D)  for any transaction from which the director derived an improper personal benefit.

       (vii)  If the Delaware General Corporation Law is amended alter the 27th of July, 2005 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

*********

        IN WITNESS WHEREOF, Bridgepoint Education, Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be duly executed by its Chief Executive Officer this 29th day of July, 2005.

BRIDGEPOINT EDUCATION, INC.
By:	/s/ ANDREW CLARK Name: Andrew Clark Title: Chief Executive Officer

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  Exhibit 3.1
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BRIDGEPOINT EDUCATION, INC.
ARTICLE I. NAME
ARTICLE II. ADDRESS
ARTICLE III. PURPOSE
ARTICLE IV. CAPITALIZATION
ARTICLE V. INCORPORATOR
ARTICLE VI. BY-LAWS
ARTICLE VII. ELECTION OF THE DIRECTORS
ARTICLE VIII. INDEMNIFICATION OF DIRECTORS